UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

HANCOCK FABRICS, INC. AND SUBSIDIARIES, ET. AL.
CASE NUMBER: 07-10353 (BLS)
OFFICE OF UNITED STATES TRUSTEE - REGION 3

FOR THE QUARTER ENDING JANUARY 3, 2009

TABLE OF CONTENTS

Statement/Report	Page Number

Post-Confirmation Quarterly Summary Report	2

Consolidated Balance Sheet	3

Allocation of Disbursements among Legal Entities	4

OFFICE OF THE UNITED STATES TRUSTEE - REGION 3
POST-CONFIRMATION QUARTERLY SUMMARY REPORT

	Debtor's Name: Hancock Fabrics, Inc. and Subsidiaries

	Bankruptcy Number: 07-10353
	Date of Confirmation: August 1, 2008

Reporting Period (month/year): October 5 - January 3, 2009 (in 000's)

	Beginning Cash Balance:	3,395

	All receipts received by the debtor:

Cash Sales:		80,731

	Collection of Accounts Receivable:	208

	Proceeds from Litigation (settlement or otherwise):	0

	Sale of Debtor’s Assets:	35

	Capital Infusion pursuant to the Plan:	0

	Total of cash received:	80,974

	Total of cash available:	84,369

	Less all disbursements or payments (including payments made under the confirmed plan) made by the Debtor:

Disbursements made under the plan, excluding the administrative
	claims of bankruptcy professionals:	(1,152)

	Disbursements made pursuant to the administrative claims of
	bankruptcy professionals:	(628)

	All other disbursements made in the ordinary course:	(78,420)

	Total Disbursements	(80,200)

	Ending Cash Balance	4,169

	Pursuant to 28 U.S.C. Section 1746(2), I hereby declare under penalty of perjury that the foregoing is true and correct to the best of my knowledge and belief.

Date: _______________________	Signature ____________________________

	Name/Title: Robert W. Driskell Chief Financial Officer

Balance Sheet
(in 000's)

	October 4,	January 3,
	2008	2009
Assets
Current assets:
Cash and cash equivalents	3,395	4,169
Receivables, less allowance for doubtful accounts	2,608	2,909
Inventories	75,314	64,064
Income taxes refundable	8,118	0
Prepaid expenses	2,757	2,248
Total current assets	92,192	73,390

Property and equipment, at depreciated cost	46,289	45,822
Other assets	9,558	9,437
Total assets	148,039	128,649
Liabilities and Shareholders' Equity
Liabilities not subject to compromise
Accounts payable	20,828	23,001
Credit facility: Revolver	55,882	33,376
Credit facility: Term	8,731	9,736
Accrued liabilities	16,988	14,367
Other pre-petition obligations	3,636	2,154
Capital Lease Obligations	3,314	3,284
Postretirement benefits other than pensions	9,067	9,112
Pension and SERP liabilities	5,514	5,584
Other liabilities	8,469	8,071

Liabilities subject to compromise
Accounts payable	-	-
Accrued liabilities	-	-
Income taxes payable	-	-
Capital Lease Obligations	-	-
Postretirement benefits other than pensions	-	-
Pension and SERP liabilities	-	-
Other liabilities	-	-
Total liabilities	132,429	108,685

Total shareholders' equity	15,610	19,964
Total liabilities and shareholders' equity	148,039	128,649

Allocation of Disbursements among Legal Entities For the Post-Confirmation quarterly period ending January 3, 2009
(in 000's)

		Case #	October 4, 2008	January 3, 2009
	Hancock Fabrics, Inc.	07-10353	58,034	39,517
	Hancock Fabrics, LLC	07-10360	2,078	2,225
	Hancock Fabrics of Michigan, Inc.	07-10354	0	0
	HF Merchandising, Inc	07-10358	55,036	38,448
	Hancockfabrics.com, Inc.	07-10357	505	0
	HF Enterprises, Inc.	07-10359	3	5
	HF Resources, Inc.	07-10356	2	5
			115,658	80,200

Revenue allocation by entity
			October 4, 2008	January 3, 2009
	Hancock Fabrics, Inc.		62,570	77,737
	Hancock Fabrics, LLC		3,021	3,410
	Hancock Fabrics of Michigan, Inc.		-	-
	Hancockfabrics.com, Inc.		734	1,712
			66,325	82,859

Footnote:
Provided for the purpose of calculating the US Trustee fees under 28 USC Section 1930 (a).
Expenses were allocated to Hancock Fabrics, Inc., Hancock Fabrics, LLC, Hancock Fabrics MI, Inc., and
Hancockfabrics.com, Inc. based on the revenue of the entities. The amounts for HF Merchandising, Inc., HF
Enterprises, Inc. and HF Resources, Inc. were based on actual expenditures.

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